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                                                                    Exhibit 99.2

                       Press Release Issued July 31, 2002

                                                           FOR IMMEDIATE RELEASE

               GREIF BROS. CORPORATION ANNOUNCES CLOSING OF SENIOR
                           SUBORDINATED NOTES OFFERING

DELAWARE, Ohio (July 31, 2002) -- As part of its previously announced refinancing plan, Greif Bros. Corporation (NASDAQ: GBCOA/GBCOB) reports that its offering of $250 million of senior subordinated notes due 2012 closed today. The notes were priced at 99.186% of par with a coupon of 8.875%. Greif used the net proceeds of the offering to repay a portion of the debt outstanding under its existing senior secured credit facility.

Greif is a world leading provider of industrial packaging, which includes steel, fibre and plastic drums, intermediate bulk containers and drum closure systems. The Company also produces corrugated containers, multiwall bags, water bottles, containerboard and timber. Greif has approximately 10,000 employees in over 40 countries.

Greif Bros. Corporation makes this statement to be consistent with the Securities and Exchange Commission's "fair disclosure" guidelines.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the notes or any other securities, nor will there be any sale of the notes or any other securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The notes were issued in reliance on the exemption from the registration requirements provided by Rule 144A. None of the notes have been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.